    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 31, 2000

                                                 REGISTRATION NO. 333
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              ROWAN COMPANIES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           DELAWARE                           2800 POST OAK BOULEVARD               75-0759420
(STATE OR OTHER JURISDICTION OF                     SUITE 5450                    (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)               HOUSTON, TEXAS 77056-6196          IDENTIFICATION NUMBER)
                                                  (713) 621-7800
                                           (ADDRESS, INCLUDING ZIP CODE,
                                    AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)


                                  C. R. PALMER
                             2800 POST OAK BOULEVARD
                                   SUITE 5450
                            HOUSTON, TEXAS 77056-6196
                                 (713) 621-7800
            (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)


                APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:

    From time to time after the effective date of this registration statement, as determined by the selling stockholders in light of market conditions.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [x]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ______________

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ] ____________________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

====================================================================================================================================
                                                                   Proposed Maximum   Proposed Maximum
Title of Securities to be Registered   Amount to be registered(1)   Offering Price    Aggregate Offering  Amount of Registration Fee
                                                                     Per Share(3)          Price(3)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.125(2)               340,035(1)              $31.75(3)         $10,796,111(3)            $2,850.17
====================================================================================================================================

(1) Subject to adjustment to prevent dilution resulting from stock splits, stock dividends or similar transactions. There are also registered hereunder such indeterminate number of additional shares of Common Stock, par value $.125 per share, of the registrant as may be issuable upon conversion of the floating rate subordinated convertible debentures and preferred stock, par value $1.00 per share, of the registrant pursuant to the anti-dilution and similar provisions of such floating rate subordinated convertible debentures and preferred stock.

(2) Includes the preferred stock purchase rights (as adjusted and as subject to further adjustment in certain events, including stock splits, stock dividends or similar transactions) associated with the Common Stock.

(3) Estimated pursuant to Regulation 457(c) solely for the purpose of calculating the registration fee based on the average of the high and low prices reported on the New York Exchange as of August 29, 2000.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registrant statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

PROSPECTUS



                              ROWAN COMPANIES, INC.

                                 340,035 SHARES

                          COMMON STOCK, $.125 PAR VALUE

                           ISSUABLE UPON CONVERSION OF

                       SERIES C FLOATING RATE SUBORDINATED

                               DEBENTURES DUE 2010


The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

This prospectus is a part of a registration statement that covers 340,035 shares of our Common Stock that are issuable upon conversion of shares of our preferred stock, par value $1.00 per share, which are issuable upon conversion of our currently outstanding floating rate subordinated convertible debentures. These shares may be offered and sold from time to time by any stockholder identified in this prospectus (each considered a "selling stockholder" and, taken together, the "selling stockholders").

All proceeds from the sale of the Common Stock discussed in this prospectus will go to the selling stockholders who offer and sell their shares. We will not receive any of the proceeds from those sales.

We encourage you to read the entire prospectus and the documents to which we have referred you. In this prospectus, the words "registrant", "Company", "we", "our", "ours" and "us" refer to Rowan Companies, Inc. and its subsidiaries.

SEE "RISK FACTORS" BEGINNING ON PAGE 5 FOR A DISCUSSION OF CERTAIN FACTORS THAT YOU SHOULD CONSIDER BEFORE YOU INVEST IN THE SHARES BEING SOLD WITH THIS PROSPECTUS.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                 THE DATE OF THIS PROSPECTUS IS AUGUST 31, 2000

YOU SHOULD ONLY RELY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. WE HAVE NOT, AND THE SELLING STOCKHOLDERS HAVE NOT, AUTHORIZED ANY OTHER PERSON TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS OR THE DOCUMENTS INCORPORATED BY REFERENCE IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE OF THOSE DOCUMENTS. NO ACTION IS BEING TAKEN IN ANY JURISDICTION OUTSIDE THE UNITED STATES TO PERMIT A PUBLIC OFFERING OF THE COMMON STOCK OR POSSESSION OR DISTRIBUTION OF THIS PROSPECTUS IN ANY SUCH JURISDICTION. PERSONS WHO COME INTO POSSESSION OF THIS PROSPECTUS IN JURISDICTIONS OUTSIDE THE UNITED STATES AND CANADA ARE REQUIRED TO INFORM THEMSELVES ABOUT AND TO OBSERVE THE RESTRICTIONS OF THAT JURISDICTION RELATED TO THIS OFFERING AND THE DISTRIBUTION OF THIS PROSPECTUS.



                                TABLE OF CONTENTS


          Where You Can Find More Information.........................3
          Risk Factors................................................5
          Selling Stockholders........................................9
          Description of the Securities..............................11
          Indemnification of Directors and Officers..................11
          Plan of Distribution.......................................12
          Legal Opinion..............................................12
          Experts....................................................12



                       WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934. The registration statement of which this prospectus forms a part and these reports, proxy statements and other information can be inspected and copied at the Public Reference Room maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of the materials may also be obtained from the SEC at prescribed rates by writing to the Public Reference Room maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

The SEC maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding us. The reports, proxy and information statements and other information about us can be downloaded from the SEC's website and can also be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, on which our common stock is traded.

                     INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. Any information incorporated by reference is considered to be part of the prospectus. In addition, information that we file later with the SEC will automatically update and supersede the information in this prospectus. Accordingly, we incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the selling stockholders sell all their shares of common stock as provided for in this prospectus. Our SEC Commission File Number is 1-5491.

         (i) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999.

         (ii) The Company's Quarterly Reports on Form 10-Q for the three months ended March 31, 2000 and the three months ended June 30, 2000.

         (iii) The description of the Common Stock contained in the Company's registration statement on Form 8-A (No. 1-5491) filed with the SEC on May 13, 1993 and the description of the Preferred Stock Purchase Rights contained in the Company's registration statement on Form 8-A/A filed with the SEC on August 6, 1997, in each case as amended.

We have filed with the SEC a registration statement on Form S-3, which is made up of this prospectus and all amendments and exhibits, which are collectively referred to as the registration statement, under the Securities Act of 1933, as amended. This prospectus is only a part of the registration statement, and does not contain all of the information that the registration statement contains, parts of which have been left out of the prospectus as permitted by the rules of the SEC. Accordingly, information included in this prospectus from a document contained elsewhere in the registration statement is not necessarily complete and, in each case, the source document being referred to, whether an exhibit to this registration statement or otherwise filed with the SEC, should be consulted. The information in this prospectus is qualified in its entirety by the reference to the source document. For more information, refer to the registration statement.

At your request, we will provide at no cost to you, a copy of all or a part of the documents or information that is referred to above as incorporated herein by reference, not including any exhibits (unless the exhibits have been incorporated by reference into those documents). Your request should be directed to Rowan Companies, Inc., 2800 Post Oak Boulevard, Suite 5450, Houston, Texas 77056-6196, Attention: Corporate Secretary, telephone: (713) 621-7800.

                           FORWARD-LOOKING STATEMENTS

We believe that some statements contained or incorporated by reference in this prospectus are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and are considered prospective. These include statements contained under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." The following statements are or may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995:

     o statements before, after or including the words "may," "will," "could," "should," "believe," "expect," "future," "potential," "anticipate," "intend," "plan," "estimate" or "continue" or the negative or other variations of these words; and

     o    other statements about matters that are not historical facts.

We may not achieve future results covered by the forward-looking statements. The statements are subject to risks, trends, uncertainties and other factors that could cause actual results to differ materially from the future results that the statements express or imply. Among the factors that could cause actual results to differ materially are:

     o    oil, natural gas and other commodity prices;

     o    the level of offshore expenditures by energy companies;

     o    the general economy, including inflation;

     o    weather conditions in our principal operating areas;

     o    environmental and other laws and regulations; and

     o the level of merger and acquisition activity in the businesses in which we operate.

Please do not put undue reliance on these forward-looking statements, which speak only as of the date of this prospectus.


                                  RISK FACTORS

You should consider carefully the following risk factors, in addition to the other information contained and incorporated by reference in this prospectus, before deciding to invest in our common stock.

DEPRESSED OIL AND NATURAL GAS PRICES COULD GREATLY REDUCE DEMAND FOR OUR OFFSHORE DRILLING AND RELATED SERVICES.

The success of our offshore drilling, manufacturing and aviation operations depends upon the condition of the oil and gas industry, particularly the level of offshore drilling activity. Demand for our offshore drilling and related services is vulnerable to periodic declines in drilling activity typically associated with depressed oil and natural gas prices. Oil and natural gas prices have historically been volatile, and the offshore drilling market was generally depressed from the early 1980s until the mid-1990s.

While the drilling industry has benefited from the recent increase in oil and natural gas prices, it has not fully recovered from the dramatic decline in prices during 1998 and the ensuing reduction in drilling activity and day rates. This decline in prices was generally attributable to increased worldwide production coupled with slowing global demand. Energy companies responded to depressed prices by reducing their drilling expenditures, either by allowing contract options to lapse or by canceling or deferring planned drilling projects. Our drilling operations have improved over the past twelve months but remain well below peak 1997 and early-1998 levels.

Demand for drilling services also depends on additional factors that are beyond our control, including:

     o    fluctuations in the worldwide demand for oil and natural gas;

     o the willingness and ability of the Organization of Petroleum Exporting Countries ("OPEC") to limit production levels and influence prices; and

     o    the level of production in non-OPEC countries.

Our drilling and aviation operations will be adversely affected by future declines in oil and natural gas prices, but we cannot predict the extent of that effect. We also cannot assure you that a reduction in offshore drilling activity will not occur for other reasons. In addition, the ongoing consolidation of the oil and gas industry, as evidenced by several recent mergers among major energy companies, has temporarily reduced the amount of money spent on drilling and drilling-related services by such majors.

WE EXPERIENCED OPERATING LOSSES IN 1999.

Although we have achieved profitability in each of our last four quarters ended June 30, 2000, we incurred a net loss and a loss from operations in the first and second quarters and for the full year of 1999. Our revenues and earnings were negatively affected by lower rig utilization and day rates due to the decline in oil and natural gas prices discussed above. Contributing to the deficit were the timing of certain shipments by our manufacturing division and the normal seasonal reduction in our aviation operations.

OUR BUSINESS IS COMPETITIVE AND WE MAY BE UNABLE TO COMPETE SUCCESSFULLY.

The drilling, manufacturing and aviation markets are highly competitive, and no single competitor is dominant. In the drilling market, a general oversupply of rigs has lasted for well over a decade, and we believe that competition for drilling contracts will continue to be intense for the foreseeable future. The aviation and manufacturing markets are also characterized by vigorous competition among several competitors. Some of our competitors possess greater financial resources than we do.

OUR FLEET EXPANSION PROGRAM MAY RESULT IN SHORT-TERM LIQUIDITY PROBLEMS.

We began a fleet expansion program in 1995 that represented our first new construction since the mid-1980s. In total, four Super Gorilla Class heavy-duty jack-up rigs will be constructed under the program at a total cost of approximately $850-900 million. Capital expenditures in 1999 included $90 million toward the construction of Gorilla VI and $31 million toward the construction of Gorilla VII. We estimate 2000 capital expenditures will be between $215 and $230 million, including about $160 million for Gorillas VI, VII and VIII.

Gorilla V, Gorilla VI and Gorilla VII are substantially financed through 12-year notes guaranteed by the U.S. Department of Transportation's Maritime Administration ("MARAD") under its Title XI Program. Under the MARAD financing, each note is collateralized by the rig whose construction it finances. We guaranteed construction of the rigs and are obligated for the repayment of the debt.

Given the volatile operating conditions experienced during the past three years as discussed above, there can be no assurance that working capital will be adequate throughout the period required to complete construction or that other outside financing will be available. We currently have no other available credit facilities.

OUR RESULTS OF OPERATIONS WILL BE ADVERSELY AFFECTED IF WE ARE UNABLE TO SECURE CONTRACTS FOR GORILLA VII AND GORILLA VIII.

Construction of Gorilla VII should be completed by year-end 2001. Gorilla VIII is scheduled for delivery during the third quarter of 2003. Neither rig has yet been contracted. We may be unable to secure economical drilling contracts for Gorilla VII and Gorilla VIII.

WE ARE SUBJECT TO OPERATING RISKS SUCH AS BLOWOUTS AND WELL FIRES THAT COULD RESULT IN ENVIRONMENTAL DAMAGE, PROPERTY LOSS, PERSONAL INJURY AND DEATH.

Our drilling operations are subject to many hazards that could increase the likelihood of accidents. Accidents can result in:

     o    costly delays or cancellations of drilling operations;

     o    serious damage to or destruction of equipment;

     o    personal injury or death;

     o significant impairment of producing properties, lease blocks or geophysical formations; and

     o    major environmental damage.

Our offshore drilling operations are also subject to marine hazards, either at offshore sites or while drilling equipment is under tow, such as vessel capsizings, collisions or groundings. In addition, raising and lowering the legs of jack-up rigs, ballasting semi-submersible units and drilling into high-pressure formations are complex, hazardous activities and frequently cause problems.

Our manufacturing and aviation operations also present serious risks. Our manufacturing processes could pollute the air, land and inland waters, and the products we manufacture could be implicated in lawsuits alleging environmental harm, property loss, personal injury and death. Operating helicopters and fixed-wing aircraft is similarly hazardous, particularly in Alaska where weather conditions can be severe.

We have had accidents in the past demonstrating some of the hazards described above, including high pressure drilling accidents resulting in lost or damaged drilling formations, towing accidents resulting in lost drilling equipment and flying accidents resulting in lost aircraft and deaths. While we have not yet suffered any material uninsured losses:

     o we may experience a higher number of accidents in the future than expected;

     o our insurance coverage may prove inadequate to cover losses that are greater than anticipated;

     o    our insurance deductibles may increase; or

     o our insurance premiums may be increased to the point where maintaining our current level of coverage is prohibitively expensive.

Any similar events could yield future operating losses and have a significant adverse impact on our business.

WE ARE SUBJECT TO EXTENSIVE GOVERNMENT REGULATION AND ENVIRONMENTAL RISK.

Our drilling, manufacturing and aviation operations subject us to many government regulations, particularly with respect to equipping drilling vessels and aircraft and engaging in drilling. Government regulations also determine the level of taxation to which we and our customers are subject and the environmental precautions we and they must take. The United States and other governments in countries where we operate impose extensive regulations governing environmental protection and pollution control. Some of these regulations impose liability without regard to negligence or fault. In addition, environmental laws and regulations, whether currently in effect or enacted in the future, may increase our cost of doing business and discourage our customers from drilling for hydrocarbons, thereby reducing demand for our services. We may be liable for damages resulting from pollution of offshore waters and, under United States regulations, must establish financial responsibility in order to drill offshore.

POLITICAL AND ECONOMIC CONDITIONS IN COUNTRIES IN WHICH WE OPERATE COULD ADVERSELY AFFECT US.

Our foreign operations are subject to political, economic and other risks not encountered in our domestic operations, including:

     o uncertain economic conditions in areas where we provide drilling and aviation services and manufacture products;

     o the lack of well-developed legal systems in some foreign jurisdictions, which could make it difficult for us to enforce our contractual rights;

     o    restrictions on the right to convert or repatriate currency; and

     o    expropriation of property, including our customers' drilling rights.


ANTI-TAKEOVER PROVISIONS IN OUR CERTIFICATE OF INCORPORATION, BYLAWS AND RIGHTS PLAN COULD MAKE IT DIFFICULT FOR HOLDERS OF OUR COMMON STOCK TO RECEIVE A PREMIUM FOR THEIR SHARES UPON A CHANGE OF CONTROL.

Holders of the common stock of acquisition targets typically receive a premium for their shares upon a change of control. Delaware law and the following provisions, among others, of our Certificate of Incorporation, Bylaws and Rights Plan could have the effect of delaying or preventing a change of control and could thereby prevent holders of our common stock from receiving such a premium:

     o The affirmative vote of 80% of the outstanding shares of our capital stock is required to approve business combinations that have not been approved by our board of directors. We are also subject to a provision of Delaware corporate law that prohibits us from engaging in a business combination with any interested stockholder for three years from the date that person became an interested stockholder unless specified conditions are met.

     o Special meetings of stockholders may not be called by anyone other than the chairman of the board, our president, our board of directors or the executive committee of our board.

     o Our board of directors is divided into three classes whose terms end in successive years, so that less than a majority of our board comes up for election at any annual meeting.

     o Our board of directors has the authority to issue up to 5,000,000 shares of preferred stock and to determine the voting rights and other privileges of these shares without any vote or action by our stockholders.

     o We have issued "poison pill" rights under our Rights Plan, which could have the effect of discouraging unsolicited acquisition proposals.

                              SELLING STOCKHOLDERS

This prospectus relates to the sale of Rowan Common Stock by the selling stockholders, specifically shares obtained by them following conversion of their Series C Floating Rate Subordinated Convertible Debentures due 2010 (the "Series C Debentures"). The $9.6 million of Series C Debentures are first convertible into 9,606 shares of Rowan Series C Preferred Stock, par value $1.00 per share, which is then convertible into 340,035 shares of Rowan Common Stock. The conversion price of $28.25 per common share was the average of the high and low trading price on April 27, 2000, the date the Series C Debentures were sold to the selling stockholders. The Series C Debentures vest or become convertible in specified amounts and intervals until April 27, 2010. No Series C Debentures vest prior to April 27, 2001.

The selling stockholders purchased their Series C Debentures from Rowan through their participation in the 1998 Convertible Debenture Incentive Plan, previously approved by Rowan's stockholders. The selling stockholders have indicated that they intend to sell all shares of Common Stock resulting from the conversions described above on the New York Stock Exchange or the Pacific Exchange - Stock & Options. Such sales are expected to be made at market prices as quoted on those exchanges on the date of sale. Any selling stockholder, however, may also make privately negotiated sales directly or through a broker or brokers or otherwise as described under "Plan of Distribution".

All proceeds from the sale of the Rowan Common Stock under this prospectus will go to the selling stockholders who offer and sell their shares. Rowan will not receive any of the proceeds from the sales.

The following table lists the selling stockholders, their positions and their Common Stock holdings as of July 31, 2000. The number of shares of Common Stock obtainable by their conversion of Series C Debentures is shown as "Shares Covered by this Prospectus".

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                Shares                       Shares      Beneficial
                                                     Shares        401(k)     Acquirable      Total        Covered       Ownership
                                                 Beneficially      Plan       within 60     Beneficial     by this         After
Selling Stockholder         Position (1)          Owned (2)      Holdings      Days (3)      Ownership   Prospectus(4)  Offering (5)
---------------------  -----------------------  --------------   ---------   -----------   ------------  ------------   ------------
C.R. Palmer            Chairman of the Board,        441,865       5,544     1,056,821       1,504,230      180,000        1,504,230
                        President and Chief
                        Executive Officer

R.G. Croyle            Executive Vice President        6,000                   149,469         155,469       35,009          155,469

D.F. McNease           Executive Vice President -      1,005       3,542       165,748         170,295       35,009          170,295
                        Drilling

E.E. Thiele            Senior Vice President -        23,250                   229,006         252,256       35,009          252,256
                        Finance, Administration
                        and Treasurer

P.L. Kelly             Senior Vice President -        18,000                    29,000          47,000       20,000           47,000
                         Special Projects

Dan C. Eckermann       Vice President -                                         57,625          57,625       20,000           57,625
                        Manufacturing

C. W. Johnson          Vice President - Aviation      35,209                   145,343         180,552       15,008          180,552
------------------------------------------------------------------------------------------------------------------------------------

(1) Each selling stockholder continuously served in the position shown above for more than the past three years except Mr. McNease, who served from October 1993 to April 1999 as Senior Vice President - Drilling, and Mr. Eckermann, who has served from September 1996 to present as President and Chief Executive Officer of LeTourneau, Inc., a subsidiary of the Company.

(2) Included in the beneficially owned amounts of Mr. Palmer are 20,752 shares of Common Stock held in the estate of his mother over which he may be deemed to have some measure of investment control. Included in the beneficially owned amounts of Mr. Croyle are 1,000 shares owned by Mr. Croyle's son. Mr. Croyle disclaims beneficial ownership of such shares.

(3) Within 60 days, each selling stockholder may obtain additional Rowan Common Stock through (i) the conversion of Series III Floating Rate Subordinated Convertible Debentures ("Series III Debentures"); (ii) the conversion of Series A Floating Rate Subordinated Convertible Debentures ("Series A Debentures"); (iii) the conversion of Series B Floating Rate Subordinated Convertible Debentures ("Series B Debentures") and (iv) the exercise of Nonqualified Stock Options ("Options"), as follows:

                                                 Debentures
                                  ------------------------------------------
      Selling Stockholder         Series III      Series A       Series B         Options           Total
     -----------------------      ------------   ---------------------------    ------------    --------------
     C. R. Palmer                     711,111       42,016         44,444         259,250         1,056,821
     R. G. Croyle                      65,926        8,404          8,889          66,250           149,469
     D. F. McNease                    103,705        8,404          8,889          44,750           165,748
     E. E. Thiele                     162,963        8,404          8,889          48,750           229,006
     Paul L. Kelly                                   5,042          5,333          18,625            29,000
     Dan C. Eckermann                                5,042          5,333          47,250            57,625
     C. W. Johnson                    125,926        3,362          3,555          12,500           145,343


(4) Amount represents the number of shares of Rowan Common Stock obtainable by each selling stockholder upon his conversion of all Series C Debentures. The Series C Debentures are convertible or vest incrementally over a four-year period. The earliest conversion dates and the number of shares of Common Stock then obtainable are as follows:

                                                            Shares Obtainable on April 27,
                                               ---------------------------------------------------------
                   Selling Stockholder            2001           2002           2003           2004          Total
                  -----------------------      ------------   ------------   ------------   ------------   -----------
                  C. R. Palmer                    44,991         44,991         44,991         45,027        180,000
                  R. G. Croyle                     8,743          8,743          8,743          8,780         35,009
                  D. F. McNease                    8,743          8,743          8,743          8,780         35,009
                  E. E. Thiele                     8,743          8,743          8,743          8,780         35,009
                  Paul L. Kelly                    4,991          4,991          4,991          5,027         20,000
                  Dan C. Eckermann                 4,991          4,991          4,991          5,027         20,000
                  C. W. Johnson                    3,752          3,752          3,752          3,752         15,008

(5) Assumes each selling stockholder converts all vested Series C Debentures into Rowan Common Stock and then sells all of the shares. Except for Mr. Palmer, each selling stockholder's shares represent less than one percent of Rowan's outstanding shares of Common Stock as of July 31, 2000. Mr. Palmer's shares represent about 1.6% of Rowan's outstanding shares of Common Stock as of July 31, 2000.

                           AUTHORIZED PREFERRED STOCK

Our Certificate of Incorporation authorizes the issuance of preferred stock with designations, rights and preferences determined by our Board of Directors. Accordingly, the Board is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting or other rights of our Common Stockholders. We have reserved 1,500,000 shares of preferred stock for possible issuance in connection with our Stockholder Rights Agreement (the "Rights Agreement") adopted by the Board on February 25, 1992 (see DESCRIPTION OF THE SECURITIES). If issued, the preferred stock could be used, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. Although we have no present intention to issue any shares of our preferred stock, there can be no assurance that we will not do so in the future.


                          DESCRIPTION OF THE SECURITIES

As of July 31, 2000, Rowan had 94,294,529 shares of Common Stock outstanding. The Common Stock is listed on the New York Stock Exchange and the Pacific Exchange - Stock & Options. Each share of Common Stock has attached to it rights (the "Rights") to acquire one one-hundredth of a share of our Series A Junior Preferred Stock pursuant to the Rights Agreement.

The Rights Agreement provides for the distribution to our stockholders of one Right for each outstanding share of Common Stock. Each Right entitles its holder to purchase from us one one-hundredth of a share of our Series A Junior Preferred Stock at an exercise price of $75.00. In addition, under certain circumstances, each Right will entitle the holder to purchase our securities or the securities of an acquiring entity at 1/2 market value. The Rights are exercisable only if a person or group acquires 15% or more of our outstanding Common Stock or makes a tender offer for 30% or more of our outstanding Common Stock. The Rights will expire on February 25, 2002. We may generally redeem the Rights at a price of $.01 per Right at any time until the 10th day following public announcement that a 15% position has been acquired. One million five hundred thousand shares of our preferred stock have been designated Series A Junior Preferred Stock and reserved for issuance upon exercise of the Rights. Additional information concerning the terms of the Rights is contained in our Registration Statement on Form 8-A relating to the Rights, which information has been incorporated by reference herein.

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Our Certificate of Incorporation and Bylaws provide that our directors and officers will be indemnified by Rowan, to the full extent authorized or permitted by law, for all losses they may incur in connection with any claim or legal action involving them while serving as a Rowan director or officer. In addition, our Certificate of Incorporation limits the monetary liability of Rowan directors for certain breaches of their fiduciary duty of care.

    Rowan maintains directors' and officers' liability coverage which generally insures the directors and officers against liability arising from actions taken in their official capacities. The policy will pay on behalf of the directors and officers for those losses for which they are held personally liable and not indemnified by the Company.

                              PLAN OF DISTRIBUTION

These shares may be sold from time to time by the selling stockholders, or by pledgees, donees, transferees or other successors in interest. These sales may be made on one or more exchanges or in the over-the-counter market, or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions directly with purchasers. The shares may also be sold by one or more of the following:

     (1) a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     (2) purchases by a broker or dealer as principal and resale by the broker or dealer for its account pursuant to this Prospectus;

     (3) an exchange distribution in accordance with the rules of the exchange; and

     (4) ordinary brokerage transactions and transactions in which the broker solicits purchasers.

In effecting sales, brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from selling stockholders in amounts to be negotiated immediately prior to the sale. These brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 in connection with these sales. In addition, any securities covered by this Prospectus that qualify for sale pursuant to Rule 144 or under another exemption from registration may be sold under Rule 144 rather than pursuant to this Prospectus.

                                  LEGAL OPINION

Certain legal matters with respect to the Common Stock offered hereby will be passed upon for the Company by Andrews & Kurth L.L.P., 600 Travis Street, Suite 4200, Houston, Texas 77002.

                                     EXPERTS

The consolidated financial statements of Rowan Companies, Inc. and subsidiaries as of December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999 incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1999 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

 ======================================   =====================================

================================================================================








                              ROWAN COMPANIES, INC.













                                340,035 SHARES OF
                                  COMMON STOCK








                                  ============


                                   PROSPECTUS


                                  ============








================================================================================

                                     PART II


               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The expenses in connection with the issuance and distribution of the Common Stock being registered are estimated as follows:

           Registration fee....................     $ 2,850
           Blue Sky fees and expenses..........         -0-
           Legal fees and expenses.............       3,000
           Accounting fees and expenses........       3,500
           Printing and engraving expenses.....         750
           Stock exchange listing fee..........         815
           Miscellaneous expenses..............         250
                                                    -------
               Total...................             $11,165
                                                    =======

All of the expenses set forth above have been or will be paid by the Company. Any additional expenses incurred in connection with the sale of Common Stock offered hereby by selling stockholders will be paid by such selling stockholders. It is impracticable to estimate any such additional expenses.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    The Company's Certificate of Incorporation and Bylaws contain provisions permitted by the Delaware General Corporation Law (under which the Company is organized) which, in general terms, provide that directors and officers will be indemnified by the Company, to the full extent authorized or permitted by law, for all losses that may be incurred by them in connection with any claim or legal action in which they may become involved by reason of their service as a director or officer of the Company. In addition, the Company's Certificate of Incorporation contains provisions permitted by the Delaware General Corporation Law which limit the monetary liability of directors of the Company for certain breaches of their fiduciary duty of care.

    The Company maintains directors' and officers' liability insurance. Subject to stated conditions, the policy insures the directors and officers of the Company against liability arising out of actions taken in their official capacities. The policy will pay on behalf of the directors and officers for those losses for which they are held personally liable and not indemnified by the Company.

    See also the undertakings set out in response to Item 17.

ITEM 16.  EXHIBITS.

Exhibit
Number                                                      Description
------                                                      -----------
4.1     Restated Certificate of Incorporation of the Company dated February 17, 1984, incorporated by reference to
        Exhibit 4.1 to the Company's Registration Statement No. 333-84369 on Form S-8 (File No. 1-5491) and
        Exhibits 4.4, 4.5, 4.6, 4.7, 4.8, 4.9 and 4.10 below.

4.2     Bylaws of the Company, amended as of April 28, 2000, incorporated by reference to Exhibit 3b to the Company's
        Form 10-Q for the fiscal quarter ended March 31, 2000 (File No. 1-5491).

4.3     Rights Agreement as amended between the Company and Citibank, N.A. as Rights Agent, incorporated by reference to Exhibit 4d to the Company's Form 10-K for the fiscal year ended December 31, 1997 (File No. 1-5491).

4.4     Certificate of Change of Address of Registered Office and of Registered Agent dated July 25, 1984, incorporated by reference to Exhibit 4.4 to the Company's Registration Statement No. 333-84369 on Form S-8
        (File No. 1-5491).

4.5     Certificate of Amendment of Certificate of Incorporation dated April 24, 1987, incorporated by reference to
        Exhibit 4.5 to the Company's Registration Statement No. 333-84369 on Form S-8 (File No. 1-5491).

4.6     Certificate of Designation of the Company's Series A Junior Preferred Stock dated March 2, 1992, incorporated by reference to Exhibit 4.6 to the Company's Registration Statement No. 333-84369 on Form S-8 (File No. 1-5491).

4.7     Certificate of Designation of the Company's Series III Preferred Stock dated November 30, 1994, incorporated by reference to Exhibit 4.7 to the Company's Registration Statement No. 333-84369 on Form S-8 (File No. 1-5491).

4.8     Certificate of Designation of (and Certificate of Correction related thereto) the Company's Series A Preferred
        Stock dated August 5, 1998 and January 28, 1999, respectively, incorporated by reference to Exhibit 4.8 to the
        Company's Registration Statement No. 333-84369 on Form S-8 (File No. 1-5491).

4.9     Certificate of Designation of the Company's Series B Preferred Stock dated June 24, 1999, incorporated by reference to Exhibit 4.9 to the Company's Registration Statement No. 333-84369 on Form S-8 (File No. 1-5491).

4.10    Certificate of Designation of the Company's Series C Preferred Stock dated July 28, 2000.

5.1     Opinion of Andrews & Kurth L.L.P., counsel for Rowan Companies, Inc. (filed herewith).

23.1    Consent of Deloitte & Touche L.L.P. (filed herewith ).

23.2    Consent of Andrews & Kurth L.L.P. (included in Exhibit 5.1).

24      Powers of Attorney.

99.1    Rowan Companies, Inc. 1998 Convertible Debenture Incentive Plan, incorporated by reference to Appendix B to the Company's Notice of Annual Meeting of Stockholders and Proxy Statement dated March 13, 1998.


ITEM 17.  UNDERTAKINGS.

(a) The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

     (iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions set forth under ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


               Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas on August 31, 2000.

                                 ROWAN COMPANIES, INC.
                                 (Registrant)

                                 By:  C.R. PALMER
                                      C.R. Palmer,
                                      Chairman of the Board, President and Chief
                                      Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

                  Signature                              Title                              Date
           -----------------------                ------------------                 ----------------
                   C. R. PALMER                   Chairman of the Board,              August 31, 2000
                  (C. R. Palmer)                  President and Chief
                                                  Executive Officer

                   E. E. THIELE                   Principal Financial Officer         August 31, 2000
                  (E. E. Thiele)

                   WILLIAM H. WELLS               Principal Accounting Officer        August 31, 2000
                  (William H. Wells)

                  *HENRY O. BOSWELL               Director                            August 31, 2000
                  (Henry O. Boswell)

                  *HANS M. BRINKHORST             Director                            August 31, 2000
                  (Hans M. Brinkhorst)

                  *R. G. CROYLE                   Director                            August 31, 2000
                  (R. G. Croyle)

                  *FREDERICK R. LAUSEN            Director                            August 31, 2000
                  (Frederick R. Lausen)

                  *H. E. LENTZ                    Director                            August 31, 2000
                  (H. E. Lentz)

                  *D. F. MCNEASE                  Director                            August 31, 2000
                  (D. F. McNease)

                  *LORD MOYNIHAN                  Director                            August 31, 2000
                  (Lord Moynihan)

                  *WILFRED P. SCHMOE              Director                            August 31, 2000
                  (Wilfred P. Schmoe)

                  *CHARLES P. SIESS, JR.          Director                            August 31, 2000
                  (Charles P. Siess, Jr.)

                  *BY  C. R. PALMER
                  (C. R. Palmer, Attorney-in-fact)

                                  EXHIBIT INDEX

Exhibit
Number                                            Description
------                                            -----------
4.1          Restated Certificate of Incorporation of the Company dated February 17, 1984, incorporated by reference to
             Exhibit 4.1 to the Company's Registration Statement No. 333-84369 on Form S-8 (File No. 1-5491) and
             Exhibits 4.4, 4.5, 4.6, 4.7, 4.8, 4.9 and 4.10 below.

4.2 Bylaws of the Company, amended as of April 28, 2000, incorporated by reference to Exhibit 3b to the Company's Form 10-Q for the fiscal quarter ended March 31, 2000 (File No. 1-5491).

4.3          Rights Agreement as amended between the Company and Citibank, N.A. as Rights Agent, incorporated by reference to Exhibit 4d to the Company's Form 10-K for the fiscal year ended December 31, 1997 (File No. 1-5491).

4.4          Certificate of Change of Address of Registered Office and of Registered Agent dated July 25, 1984, incorporated by reference to Exhibit 4.4 to the Company's Registration Statement No. 333-84369 on Form S-8
             (File No. 1-5491).

4.5          Certificate of Amendment of Certificate of Incorporation dated April 24, 1987, incorporated by reference to
             Exhibit 4.5 to the Company's Registration Statement No. 333-84369 on Form S-8 (File No. 1-5491).

4.6          Certificate of Designation of the Company's Series A Junior Preferred Stock dated March 2, 1992, incorporated by reference to Exhibit 4.6 to the Company's Registration Statement No. 333-84369 on Form S-8 (File
             No. 1-5491).

4.7          Certificate of Designation of the Company's Series III Preferred Stock dated November 30, 1994, incorporated by reference to Exhibit 4.7 to the Company's Registration Statement No. 333-84369 on Form S-8 (File
             No. 1-5491).

4.8          Certificate of Designation of (and Certificate of Correction related thereto) the Company's Series A Preferred
             Stock dated August 5, 1998 and January 28, 1999, respectively, incorporated by reference to Exhibit 4.8 to the
             Company's Registration Statement No. 333-84369 on Form S-8 (File No. 1-5491).

4.9          Certificate of Designation of the Company's Series B Preferred Stock dated June 24, 1999, incorporated by reference to Exhibit 4.9 to the Company's Registration Statement No. 333-84369 on Form S-8 (File No. 1-5491).

4.10         Certificate of Designation of the Company's Series C Preferred Stock dated July 28, 2000.

5.1          Opinion of Andrews & Kurth L.L.P., counsel for Rowan Companies, Inc. (filed herewith).

23.1         Consent of Deloitte & Touche L.L.P. (filed herewith).

23.2         Consent of Andrews & Kurth L.L.P. (included in Exhibit 5.1).

24           Powers of Attorney.

99.1         Rowan Companies, Inc. 1998 Convertible Debenture Incentive Plan, incorporated by reference to Appendix B to the
             Company's Notice of Annual Meeting of Stockholders and Proxy Statement dated March 13, 1998.